Exhibit 99.1
ADIC First Quarter Revenues Climb 22% to Record $118.3 Million; Net Income up 191%; Pathlight VX Ships

    REDMOND, Wash.--(BUSINESS WIRE)--Feb. 12, 2004--Advanced Digital Information Corporation (Nasdaq:ADIC) today announced sales for its first quarter ended January 31, 2004, were a record for any quarter at $118.3 million, up 22 percent from the same quarter last year. Net income for the period increased 191 percent to $4.9 million, or eight cents per share, versus $1.7 million, or three cents per share, a year ago.
    "We are gratified to report first quarter results showing large increases in both revenue and earnings over the same quarter last year," according to Chairman and Chief Executive Officer Peter van Oppen. "Our growth over the last few quarters has been among the best in the industry and we continue to expect acceptance of our new Intelligent Storage Solutions(TM) (ISS) and expanded sales channels in an improving economy will result in good gross margins and increasing profitability through the remainder of fiscal 2004," he said.
    "The Company also began shipments of a new ISS product during the quarter with the introduction of the Pathlight VX disk-to-tape backup solution," van Oppen said. With Pathlight VX, users are able to achieve disk performance and RAID reliability using serial ATA disk for primary backup and restore while maintaining an integrated path to tape for extended data retention and disaster recovery. ADIC's own proven tape emulation, disk file system, policy based data management tools and tape library technology give Pathlight VX unique performance advantages.
    On a sequential basis, sales were up slightly from $118.0 million in the preceding fourth quarter of fiscal 2003, operating profit was up four percent and pre-tax income was up 23 percent. Sequential net income was down 15 percent due to a higher effective tax rate in the first quarter of 2004.
    Gross margin as a percentage of sales declined in the first quarter to 29.0 percent versus 30.7 percent during first quarter of fiscal 2003. The Company attributed this decline to a lower proportion of sales of ISS products and a moderately higher proportion of OEM sales. ISS products include elements of ADIC software and connectivity technology and are sold through both branded and OEM sales channels. ISS sales were approximately 35 percent of total sales in the first quarter, down from 41 percent of total sales in the first quarter of fiscal 2003. As previously described, the Company believes gross margin as a percentage of sales typically correlates with the proportion of ISS products sold in the period and will generally increase over time. ISS sales were 17, 30 and 37 percent of total sales in fiscal years 2001, 2002 and 2003, respectively.
    OEM sales were 50 percent of total revenues for the quarter versus 48 percent during the same period last year. A higher percentage of OEM sales generally reduces overall gross margin as a percentage of sales because gross margins for OEM products are typically lower than for comparable branded products, reflecting lower required sales and product development costs.
    First quarter gross margin as a percentage of sales also declined approximately 200 basis points from 31.0 percent reported in the immediately preceding fourth quarter despite a relatively equal proportion of ISS sales and only a modest increase in the proportion of OEM sales. This sequential gross margin decline is primarily attributable to a changing order mix within a particular OEM customer and a shift in the mix of business among OEM customers. Neither factor appears to reflect a fundamental change in pricing or costs on specific products.
    Total operating expenses remained virtually flat compared to first quarter 2003 and declined over seven percent when compared to the preceding fourth quarter, principally due to reduced bonus plan accruals during the just completed period. Other income of $2.2 million includes foreign currency gains, gains from the sales of investments and interest income.
    Cash and marketable securities, net of debt, totaled $222 million as of January 31, an increase of approximately $22 million from the end of fiscal 2003. Approximately $15.2 million of this increase reflects proceeds from the sale of inventory and fixed assets, the majority of which were leasehold improvements, related to an outsourcing agreement completed during the period.
    Exchange rate fluctuations, primarily the recent appreciation of the European euro currency, accounted for approximately three percent sales growth over the same period a year ago. Using constant dollars, sales grew at a rate of approximately 19 percent between first quarter 2003 and first quarter 2004.

    About ADIC

    Advanced Digital Information Corporation (Nasdaq:ADIC) is a leading provider of Intelligent Storage Solutions(TM) to the open systems marketplace. ADIC is the world's largest supplier of automated tape systems using the drive technologies most often employed for backing up open system, client-server networks.(1) The Company's storage management software and storage networking appliances provide IT managers innovative tools for storing, managing and protecting their most valuable digital assets in a variety of disk and tape environments. ADIC storage products are available through a worldwide sales force and a global network of resellers and OEMs, including Cray, Dell, Fujitsu-Siemens, HP, IBM and Sun. Further information about ADIC is available at www.adic.com.

    Conference Call

    There will be a conference call to discuss first quarter results as well as estimates for the second quarter of fiscal 2004 at 1:30 p.m. PT (4:30 p.m. ET) on February 12, 2004. The call can be accessed live on our website at www.adic.com/ir.

    (1) IDC 2001 worldwide revenue and unit market share data for all automated systems using DLT, SDLT, LTO, 8mm or AIT drives; Gartner Dataquest, 2002 Market Shares and Forecasts for Tape Automation
Systems, F. Yale, August 2002; and, Gartner Dataquest, Tape Automation Systems Market Shares, 2002, F. Yale, April 2003.

    This release contains forward-looking statements relating to the Company's future products and services and future operating results that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The words "expect", "anticipate", and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include general economic trends, purchase deferrals by customers, technical competition or obsolescence, supply constraints, changes in market pricing and production problems. Reference is made to the Company's Annual Report on Form 10-K for the year ended October 31, 2003 for a more detailed description of factors that could affect the Company's actual results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.
    ADIC and Scalar are registered trademarks and Intelligent Storage and Intelligent Storage Solutions are trademarks of Advanced Digital Information Corporation. All other product or company names should be considered the property of their owners.



               ADVANCED DIGITAL INFORMATION CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (In thousands, except for per share amounts)
                              (Unaudited)


                                                 Three months ended
                                                      January 31,
                                                  2004           2003
                                          -------------    -----------
Net sales                                $     118,305    $    97,096

Cost of sales                                   83,986         67,240
                                          -------------    -----------

Gross profit                                    34,319         29,856

Sales and marketing                             14,072         13,141

General and administrative                       6,204          5,975

Research and development                         9,380         10,304
                                          -------------    -----------

Operating profit                                 4,663            436

Other income, net                                2,201          2,179
                                          -------------    -----------

Income before provision for income taxes         6,864          2,615

Provision for income taxes                       1,960            929
                                          -------------    -----------

Net income                               $       4,904    $     1,686
                                          =============    ===========

Basic net income per share               $        0.08    $      0.03
                                          =============    ===========

Diluted net income per share             $        0.08    $      0.03
                                          =============    ===========

Shares used in computing basic
   net income per share                         63,815         61,874
                                          =============    ===========

Shares used in computing diluted
   net income per share                         65,270         62,691
                                          =============    ===========


               ADVANCED DIGITAL INFORMATION CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                       January 31, 2004    October 31,
                                            (Unaudited)        2003
                                      ------------------  ------------

                                                       ASSETS

Current assets:
 Cash and cash equivalents                     $213,202      $180,401
 Accounts receivable, net                       104,538       100,391
 Inventories, net                                37,565        35,736
 Marketable securities                            9,576        20,788
 Assets held for sale                                --        12,384
 Other current assets                            20,194        21,514
                                               ---------      --------
     Total current assets                       385,075       371,214

Property, plant and equipment, net               44,719        45,505
Service parts for maintenance, net               29,422        28,427
Investments                                       4,021         3,728
Other non-current assets                          4,172         4,298
                                                --------      --------
                                               $467,409      $453,172
                                                ========      ========

                                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                            $ 98,185 $ 94,852
Deferred income taxes                             2,492    2,507
Long-term debt                                      934      967
Shareholders' equity                            365,798  354,846
                                                -------- --------
                                               $467,409 $453,172
                                                ======== ========


               ADVANCED DIGITAL INFORMATION CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)
                              (Unaudited)


                                                    Three months ended
                                                         January 31,
                                                    ------------------
                                                        2004     2003
                                                     -------- --------

Cash flows from operating activities:
  Net income                                        $  4,904 $  1,686
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation and amortization                       6,164    4,878
   Allowance for doubtful accounts receivable             72      127
   Inventory obsolescence                                884    1,551
   Gain on securities transactions                      (871)    (712)
   Deferred income taxes                                 (93)     (63)
   Tax benefit from exercise of stock options          1,289      246
  Change in assets and liabilities:
   Accounts receivable                                (4,546)  (5,451)
   Inventories                                        (3,889)  (2,943)
   Prepaid expenses and other assets                     220     (152)
   Income taxes receivable                             1,174      727
   Service parts for maintenance                      (2,623)  (1,422)
   Accounts payable                                    1,271   (1,659)
   Accrued liabilities                                (2,778)   3,696
   Deferred revenue                                    2,754      775
                                                     -------- --------
Net cash provided by operating activities              3,932    1,284
                                                     -------- --------
Cash flows from investing activities:
  Purchase of property, plant and equipment           (2,498)  (3,149)
  Proceeds from assets held for sale                  15,117       --
  Purchase of marketable securities                   (4,005)  (1,224)
  Proceeds from securities transactions               16,064    7,885
  Purchase of other investments                         (364)      --
  Return of investment on other investments               71       --
                                                     -------- --------
Net cash provided by investing activities             24,385    3,512
                                                     -------- --------
Cash flows from financing activities:
  Repayment of bank lines of credit and long-term
   debt                                                  (51)    (612)
  Proceeds from short-term borrowings                     --      781
  Repurchase of common stock                              --     (697)
  Proceeds from issuance of common stock for stock
   options                                             3,888      569
                                                     -------- --------
Net cash provided by financing activities              3,837       41
                                                     -------- --------
Effect of exchange rate changes on cash                  647      940
                                                     -------- --------
Net increase in cash and cash equivalents             32,801    5,777
Cash and cash equivalents at beginning of period     180,401  150,741
                                                     -------- --------
Cash and cash equivalents at end of period          $213,202 $156,518
                                                     ======== ========

    CONTACT: ADIC
             Jon Gacek or Stacie Timmermans, 425-881-8004